QuickLinks -- Click here to rapidly navigate through this document

Exhibit 12

THE ALLSTATE CORPORATION
COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

			For the year ended December 31,
		For the three months ended March 31, 2006
			2005	2004	2003	2002	2001
		(in millions)
1.	Income from operations before income tax expense, dividends on preferred securities, and cumulative effect of change in accounting principle, after-tax	$2,056	$2,088	$4,586	$3,571	$1,540	$1,285

	Fixed Charges:
2.	Interest on indebtedness	$81	$330	$308	$275	$278	$248
3.	Interest factor of annual rental expense	10	37	41	43	43	57

4.	Total fixed charges (2+3)	$91	$367	$349	$318	$321	$305

5.	Dividends on preferred securities of subsidiary trusts	—	—	—	8	15	69
6.	Total fixed charges and dividends on preferred securities (4+5)	$91	$367	$349	$326	$336	$374

7.	Income from continuing operations before income taxes and fixed charges (1+4)	$2,147	$2,455	$4,935	$3,889	$1,861	$1,590

8.	Ratio of earnings to fixed charges, excluding interest credited to contractholder funds (A) (B) (7/6)	23.6X	6.7X	14.1X	11.9X	5.5X	4.3X

9.	Interest credited to contractholder funds	$620	$2,403	$2,001	$1,846	$1,764	$1,733
10.	Total fixed charges including dividends on preferred securities and interest credited to contractholder funds (6+9)	$711	$2,770	$2,350	$2,172	$2,100	$2,107

11.	Income from continuing operations before income taxes and fixed charges including interest credited to contractholder funds (1+4+9)	$2,767	$4,858	$6,936	$5,735	$3,625	$3,323

12.	Ratio of earnings to fixed charges (11/10)	3.9X	1.8X	3.0X	2.6X	1.7X	1.6X

  (A)
  The Company has authority to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share; however, there are currently no shares outstanding and the Company does not have a preferred stock dividend obligation. Therefore, the Ratio of Earnings to Fixed Charges and Preferred Stock Dividends is equal to the Ratio of Earnings to Fixed Charges and is not disclosed separately.

  (B)
  In this presentation, interest credited to contractholder funds is excluded to promote transparency and allows users of this exhibit to quantify the impact of interest credited to contractholder funds on the ratio of earnings to fixed charges.

QuickLinks

  Exhibit 12
THE ALLSTATE CORPORATION COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO